Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX WWW.FOLEY.COM

August 9, 2019

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

Ladies and Gentlemen:

We have acted as counsel for Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,750,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), and the related Common Share Purchase Rights (the “Rights”) which may be issued pursuant to the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 7, 2009, between the Company and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.), as amended by Amendment No. 1 thereto dated January 3, 2019 (the “Rights Agreement”).

As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (iv) the Amended and Restated Bylaws of the Company, as amended to date; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records and certificates of government officials as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

August 9, 2019

2. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP